UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Del Frisco’s Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-8453116
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2900 Ranch Trail Irving, TX	75063
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NASDAQ

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

EXPLANATORY NOTE

This Form 8-A/A is filed by Del Frisco’s Restaurant Group, Inc., a Delaware corporation (the “Company”), to supplement and amend the information set forth on the Form 8-A filed by the Company on December 6, 2018.

Item 1.	Description of Registrant’s Securities to be Registered.

On February 1, 2019, the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”), entered into an amendment (the “Amendment”) to that certain Rights Agreement (the “Rights Agreement”), dated as of December 5, 2018, between the Company and the Rights Agent.

The Amendment accelerates the expiration of the Company’s preferred share purchase rights (the “Rights”) under the Rights Agreement from the close of business on December 4, 2019 to the close of business on February 4, 2019, and the Rights Agreement will terminate at such time. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement will expire.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description of Exhibit

3.1	Certificate of Designations of Series B Preferred Stock of Del Frisco’s Restaurant Group, Inc., as filed with the Secretary of State of the State of Delaware on December 6, 2018 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 6, 2018).

4.1	Rights Agreement, dated as of December 5, 2018, between Del Frisco’s Restaurant Group, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 6, 2018).

4.2	Amendment No. 1, dated February 1, 2019, to Rights Agreement, dated as of December 5, 2018, between Del Frisco’s Restaurant Group, Inc. and American Stock Transfer & Trust Company, LLC.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DEL FRISCO’S RESTAURANT GROUP, INC.

By:	/s/ Norman Abdallah
Name:	Norman Abdallah
Title:	Chief Executive Officer

Date: February 4, 2019